Exhibit 99.1

FOR IMMEDIATE RELEASE

DICK'S Sporting Goods Reports Fourth Quarter and Full Year 2016 Results

•	Company delivers fourth quarter 2016 earnings per diluted share of $0.81 and non-GAAP earnings per diluted share of $1.32

•	Consolidated same store sales for the fourth quarter increased 5.0%

•	Company increased its dividend by 12% and repurchased $30 million of common stock

•	Company to implement new merchandising strategy

PITTSBURGH, March 7, 2017 - DICK'S Sporting Goods, Inc. (NYSE: DKS), the largest U.S. based full-line omni-channel sporting goods retailer, today reported sales and earnings results for the fourth quarter and full year ended January 28, 2017.

Fourth Quarter Results

The Company reported consolidated net income for the fourth quarter ended January 28, 2017 of $90.2 million, or $0.81 per diluted share, compared to the Company's expectations provided on November 15, 2016 of $1.15 to 1.27 per diluted share. The Company reported consolidated net income for the fourth quarter ended January 30, 2016 of $129.0 million, or $1.13 per diluted share.

In the fourth quarter, the Company incurred pre-tax charges totaling $93 million, or $0.51 per diluted share, comprised of $46 million to write-down the value of its inventory that does not fit within its new merchandising strategy, and $47 million related to asset impairments and store closing charges, as well as costs to convert former Sports Authority ("TSA") and Golfsmith stores.

Excluding these charges, the Company reported consolidated non-GAAP net income for the fourth quarter ended January 28, 2017 of $147.8 million, or $1.32 per diluted share, compared to the Company's expectations provided on November 15, 2016 of $1.19 to 1.31 per diluted share. GAAP to non-GAAP reconciliations are included in a table later in the release under the heading "GAAP to Non-GAAP Reconciliations."

Net sales for the fourth quarter of 2016 increased 10.9% to approximately $2.5 billion. Consolidated same store sales increased 5.0% compared to the Company's guidance of an approximate 3 to 6% increase. Same store sales for DICK'S Sporting Goods increased 5.3%, while Golf Galaxy increased 13.2%. Fourth quarter 2015 consolidated same store sales decreased 2.5%.

“We are very pleased with our strong fourth quarter results, as we delivered a 17% increase in non-GAAP earnings per diluted share driven by strong comp sales and gross margin expansion. We realized meaningful market share gains and saw growth across each of our three primary categories of hardlines, apparel and footwear," said Edward W. Stack, Chairman and Chief Executive Officer. “In 2016, we capitalized on opportunities in the marketplace, and further solidified our leadership position by enhancing the shopping experience in our stores, building brand equity and successfully relaunching our eCommerce business on our own web platform.”

Mr. Stack continued, "In 2017, we will continue to be aggressive and evolve our business. We will implement a new merchandising strategy aimed at rationalizing our vendor base and optimizing our assortment to deliver a more refined offering for our customers. We are in the process of reviewing our entire vendor base, which will be segmented into strategic partners and transactional vendors, with tertiary vendors being eliminated. This strategy, combined with our efforts to enhance our digital capabilities, will enable us to stay ahead of consumer trends and differentiate us from the competition."

Omni-channel Development

eCommerce penetration for the fourth quarter of 2016 was 17.9% of total net sales, compared to 15.7% during the fourth quarter of 2015. eCommerce penetration for the 52 weeks ended January 28, 2017 was 11.9% of total net sales, compared to 10.3% during the 52 weeks ended January 30, 2016.

In the fourth quarter, the Company opened three former TSA stores as new DICK'S Sporting Goods stores and closed three DICK'S Sporting Goods stores, 13 Golf Galaxy stores and two True Runner stores. The Company also acquired 30 Golfsmith stores, which are being converted to the Golf Galaxy brand. Ten of the 13 Golf Galaxy store closures were located in close proximity to an acquired Golfsmith store that is better positioned to serve the Company's customers. As of January 28, 2017, the Company operated 676 DICK'S Sporting Goods stores in 47 states, with approximately 36.0 million square feet, 91 golf specialty stores in 32 states, with approximately 1.9 million square feet and 27 Field & Stream stores in 13 states, with approximately 1.3 million square feet.

Store count, square footage and new stores are listed in a table later in the release under the heading "Store Count and Square Footage."

Balance Sheet

The Company ended 2016 with approximately $165 million in cash and cash equivalents and no outstanding borrowings under its revolving credit facility. In 2016, the Company continued to invest in omni-channel growth, while returning over $210 million to shareholders through share repurchases and quarterly dividends.

Full Year Results

The Company reported consolidated net income for the 52 weeks ended January 28, 2017 of $287.4 million, or $2.56 per diluted share. For the 52 weeks ended January 30, 2016, the Company reported consolidated net income of $330.4 million, or $2.83 per diluted share.

The Company reported consolidated non-GAAP net income for the 52 weeks ended January 28, 2017 of $349.7 million, or $3.12 per diluted share. For the 52 weeks ended January 30, 2016, the Company reported consolidated non-GAAP net income of $335.1 million, or $2.87 per diluted share. GAAP to non-GAAP reconciliations are included in a table later in the release under the heading "GAAP to Non-GAAP Reconciliations."

Net sales for the 52 weeks ended January 28, 2017 increased 9.0% from last year's period to $7.9 billion, reflecting the opening of new stores and an increase of 3.5% in consolidated same store sales.

Capital Allocation

On February 9, 2017, the Company's Board of Directors authorized and declared a quarterly dividend in the amount of $0.17 per share on the Company's Common Stock and Class B Common Stock. The dividend is payable in cash on March 31, 2017 to stockholders of record at the close of business on March 10, 2017. This dividend represents an increase of approximately 12 percent over the Company’s previous quarterly per share amount and is equivalent to an annualized rate of $0.68 per share.

During the fourth quarter of 2016, the Company repurchased approximately 0.6 million shares of its common stock at an average cost of $54.06 per share, for a total cost of $29.7 million. In total for 2016, the Company repurchased approximately 3.1 million shares of its common stock at an average price of $46.55 per share, for a total cost of $145.7 million. Since the beginning of fiscal 2013, the Company has repurchased approximately $959 million of common stock and has approximately $1,041 million remaining under its authorizations that extend through 2021.

Current 2017 Outlook

The Company's current outlook for 2017 is based on current expectations and includes "forward-looking statements" within the meaning of Private Securities Litigation Reform Act of 1995, as described later in this release. Although the Company believes that the expectations and other comments reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations or comments will prove to be correct.

❖	Full Year 2017 (53 week year)

•
Based on an estimated 111 to 112 million diluted shares outstanding, the Company currently anticipates reporting earnings per diluted share of approximately $3.63 to 3.73, which includes approximately $0.05 per diluted share for the 53rd week. The Company's earnings per diluted share guidance includes the expectation of share repurchases to fully offset dilution in 2017. The Company reported earnings per diluted share of $2.56 for the 52 weeks ended January 28, 2017.

•
Excluding TSA conversion costs, the Company currently anticipates reporting non-GAAP earnings per diluted share of approximately $3.65 to 3.75. The Company reported non-GAAP earnings per diluted share of $3.12 for the 52 weeks ended January 28, 2017.

•	Consolidated same store sales are currently expected to increase approximately 2 to 3% on a 52 week to 52 week comparative basis, compared to an increase of 3.5% in 2016.

•
The Company expects to open approximately 43 new DICK'S Sporting Goods stores and relocate approximately seven DICK'S Sporting Goods stores in 2017. The Company also expects to open approximately nine new Golf Galaxy stores, relocate one Golf Galaxy store and open eight new Field & Stream stores in 2017, largely adjacent to new or relocated DICK'S Sporting Goods stores. These openings include former TSA and Golfsmith stores that the Company plans to convert to DICK'S Sporting Goods and Golf Galaxy stores, respectively.

❖	First Quarter 2017

•
Based on an estimated 111 to 112 million diluted shares outstanding, the Company currently anticipates reporting earnings per diluted share of approximately $0.48 to 0.53 in the first quarter of 2017, compared to earnings per diluted share of $0.50 in the first quarter of 2016.

•	The Company currently anticipates reporting non-GAAP earnings per diluted share in the range of $0.50 to 0.55 in the first quarter of 2017.

•	Consolidated same store sales are currently expected to increase approximately 3 to 4% in the first quarter of 2017, compared to a 0.5% increase in the first quarter of 2016.

•
The Company expects to open 16 new DICK'S Sporting Goods stores, relocate two DICK'S Sporting Goods stores, and open two new Field & Stream stores and nine new Golf Galaxy stores in the first quarter of 2017. These openings include former TSA and Golfsmith stores that the Company plans to convert to DICK'S Sporting Goods and Golf Galaxy stores, respectively.

❖	Capital Expenditures

•
In 2017, the Company anticipates capital expenditures to be approximately $350 million on a net basis and approximately $465 million on a gross basis. In 2016, capital expenditures were $242 million on a net basis and $422 million on a gross basis.

Conference Call Info

The Company will host a conference call today at 10:00 a.m. Eastern Time to discuss the fourth quarter and full year results. Investors will have the opportunity to listen to the earnings conference call over the internet through the Company's website located at investors.DICKS.com. To listen to the live call, please go to the website at least fifteen minutes early to register and download and install any necessary audio software.

In addition to the webcast, the call can be accessed by dialing (877) 443-5743 (domestic callers) or (412) 902-6617 (international callers) and requesting the "DICK'S Sporting Goods Earnings Call."

For those who cannot listen to the live webcast, it will be archived on the Company's website for approximately 30 days. In addition, a dial-in replay of the call will be available. To listen to the replay, investors should dial (877) 344-7529 (domestic callers) or (412) 317-0088 (international callers) and enter confirmation code 10100157. The dial-in replay will be available for approximately 30 days following the live call.

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles ("GAAP"), the Company reports certain financial results that differ from what is reported under GAAP. These non-GAAP financial measures include consolidated non-GAAP net income, non-GAAP earnings per diluted share, EBITDA, and adjusted EBITDA which management believes provides investors with useful supplemental information to evaluate the Company’s ongoing operations and to compare with past and future periods. Management also uses certain non-GAAP measures internally for forecasting, budgeting, and measuring its operating performance. These measures should be viewed as supplementing, and not as an alternative or substitute for, the Company's financial results prepared in accordance with GAAP. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. A reconciliation of the Company's non-GAAP measures to the most directly comparable GAAP financial measures are provided below and on the Company's website at investors.DICKS.com.
Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which may be beyond our control. Our future performance and actual results may differ materially from those expressed or implied in such forward-looking statements. Forward-looking statements should not be relied upon by investors as a prediction of actual results. Forward-looking statements include statements regarding, among other things, the Company's future performance, streamlining the Company’s vendor base and implementing the Company’s new merchandising strategy, enhancing the Company’s digital capabilities, staying ahead of consumer trends and differentiating the Company from its competitors, the conversion of the TSA and Golfsmith stores, anticipated store openings and store relocations, capital expenditures, and share repurchases.

Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: changes in consumer discretionary spending; our eCommerce platform not producing the anticipated benefits within the expected time-frame or at all; the streamlining of the Company’s vendor base and execution of the Company’s new merchandising strategy not producing the anticipated benefits within the expected time-frame or at all; the amount that we invest in strategic transactions and the timing and success of those investments; the integration of strategic acquisitions being more difficult, time-consuming, or costly than expected; inventory turn; changes in the competitive market and competition amongst retailers; changes in consumer demand or shopping patterns and our ability to identify new trends and have the right trending products in our stores and on our website; changes in existing tax, labor and other laws and regulations, including those changing tax rates and imposing new taxes and surcharges; limitations on the availability of attractive retail store sites; omni-channel growth; unauthorized disclosure of sensitive or confidential customer information; risks relating to our private brand offerings and new retail concepts; disruptions with our eCommerce platform or our information systems; factors affecting our vendors, including supply chain and currency risks; talent needs and the loss of Edward W. Stack, our Chairman and Chief Executive Officer; developments with sports leagues, professional athletes or sports superstars; weather-related disruptions and seasonality of our business; and risks associated with being a controlled company.

For additional information on these and other factors that could affect our actual results, see our risk factors, which may be amended from time to time, set forth in our filings with the SEC, including our most recent Annual Report filed with the Securities and Exchange Commission on March 25, 2016. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation. Forward-looking statements included in this release are made as of the date of this release.

About DICK'S Sporting Goods, Inc.

Founded in 1948, DICK'S Sporting Goods, Inc. is a leading omni-channel sporting goods retailer offering an extensive assortment of authentic, high-quality sports equipment, apparel, footwear and accessories. As of January 28, 2017, the Company operated more than 675 DICK'S Sporting Goods locations across the United States, serving and inspiring athletes and outdoor enthusiasts to achieve their personal best through a blend of dedicated associates, in-store services and unique specialty shop-in-shops dedicated to Team Sports, Athletic Apparel, Golf, Lodge/Outdoor, Fitness and Footwear.

Headquartered in Pittsburgh, PA, DICK’S also owns and operates Golf Galaxy and Field & Stream specialty stores, as well as DICK’S Team Sports HQ, an all-in-one youth sports digital platform offering free league management services, mobile apps for scheduling, communications and live scorekeeping, custom uniforms and FanWear and access to donations and sponsorships. DICK'S offers its products through a content-rich eCommerce platform that is integrated with its store network and provides customers with the convenience and expertise of a 24-hour storefront.  For more information, visit the Press Room or Investor Relations pages at dicks.com.

Contacts:
Investor Relations:
Nate Gilch, Director of Investor Relations
DICK'S Sporting Goods, Inc.
investors@dcsg.com
(724) 273-3400

Media Relations:
(724) 273-5552 or press@dcsg.com

###

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	13 Weeks Ended
	January 28, 2017	% of Sales (1)	January 30, 2016	% of Sales

Net sales	$2,483,433	100.00%	$2,240,051	100.00%
Cost of goods sold, including occupancy and distribution costs	1,763,669	71.02	1,568,085	70.00

GROSS PROFIT	719,764	28.98	671,966	30.00

Selling, general and administrative expenses	575,573	23.18	461,389	20.60
Pre-opening expenses	5,977	0.24	2,783	0.12

INCOME FROM OPERATIONS	138,214	5.57	207,794	9.28

Interest expense	1,843	0.07	1,462	0.07
Other (income) expense	(6,649)	(0.27)	1,116	0.05

INCOME BEFORE INCOME TAXES	143,020	5.76	205,216	9.16

Provision for income taxes	52,832	2.13	76,223	3.40

NET INCOME	$90,188	3.63%	$128,993	5.76%

EARNINGS PER COMMON SHARE:
Basic	$0.82		$1.15
Diluted	$0.81		$1.13

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	110,397		112,618
Diluted	111,644		113,960

Cash dividend declared per share	$0.15125		$0.13750

(1) Column does not add due to rounding

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	52 Weeks Ended
	January 28, 2017	% of Sales (1)	January 30, 2016	% of Sales (1)

Net sales	$7,921,981	100.00%	$7,270,965	100.00%
Cost of goods sold, including occupancy and distribution costs	5,556,198	70.14	5,088,078	69.98

GROSS PROFIT	2,365,783	29.86	2,182,887	30.02

Selling, general and administrative expenses	1,875,643	23.68	1,613,075	22.19
Pre-opening expenses	40,286	0.51	34,620	0.48

INCOME FROM OPERATIONS	449,854	5.68	535,192	7.36

Interest expense	5,856	0.07	4,012	0.06
Other (income) expense	(14,424)	(0.18)	305	—

INCOME BEFORE INCOME TAXES	458,422	5.79	530,875	7.30

Provision for income taxes	171,026	2.16	200,484	2.76

NET INCOME	$287,396	3.63%	$330,391	4.54%

EARNINGS PER COMMON SHARE:
Basic	$2.59		$2.87
Diluted	$2.56		$2.83

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	111,095		115,230
Diluted	112,216		116,794

Cash dividends declared per share	$0.605		$0.550

(1) Column does not add due to rounding

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(Dollars in thousands)

	January 28, 2017	January 30, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$164,777	$118,936
Accounts receivable, net	75,199	61,395
Income taxes receivable	2,307	5,432
Inventories, net	1,638,632	1,527,187
Prepaid expenses and other current assets	114,763	99,740
Total current assets	1,995,678	1,812,690

Property and equipment, net	1,522,574	1,347,885
Intangible assets, net	140,835	109,440
Goodwill	245,059	200,594
Other assets:
Deferred income taxes	45,927	6,165
Other	108,223	82,562
Total other assets	154,150	88,727
TOTAL ASSETS	$4,058,296	$3,559,336

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$755,537	$677,864
Accrued expenses	384,210	289,001
Deferred revenue and other liabilities	203,788	184,386
Income taxes payable	53,234	39,835
Current portion of other long-term debt and leasing obligations	646	589
Total current liabilities	1,397,415	1,191,675
LONG-TERM LIABILITIES:
Other long-term debt and leasing obligations	4,679	5,324
Deferred income taxes	—	6,454
Deferred revenue and other liabilities	726,713	566,696
Total long-term liabilities	731,392	578,474
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock	856	869
Class B common stock	247	249
Additional paid-in capital	1,130,830	1,063,705
Retained earnings	1,956,066	1,737,214
Accumulated other comprehensive loss	(132)	(179)
Treasury stock, at cost	(1,158,378)	(1,012,671)
Total stockholders' equity	1,929,489	1,789,187
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,058,296	$3,559,336

DICK'S SPORTING GOODS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
(Dollars in thousands)

	Fiscal Year Ended
	January 28, 2017	January 30, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$287,396	$330,391
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	233,834	193,594
Deferred income taxes	(45,036)	9,243
Stock-based compensation	33,602	29,288
Excess tax benefit from exercise of stock options	(10,011)	(6,825)
Other non-cash items	721	626
Changes in assets and liabilities:
Accounts receivable	(4,125)	(6,412)
Inventories	(84,733)	(136,420)
Prepaid expenses and other assets	(2,282)	(21,266)
Accounts payable	59,870	34,232
Accrued expenses	64,469	5,190
Income taxes payable / receivable	26,034	7,157
Deferred construction allowances	179,864	165,616
Deferred revenue and other liabilities	19,380	39,100
Net cash provided by operating activities	758,983	643,514
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(421,920)	(370,028)
Acquisitions	(118,769)	—
Deposits and purchases of other assets	(9,635)	(2,406)
Net cash used in investing activities	(550,324)	(372,434)
CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit borrowings	2,159,600	1,338,100
Revolving credit repayments	(2,159,600)	(1,338,100)
Payments on other long-term debt and leasing obligations	(588)	(537)
Construction allowance receipts	—	—
Proceeds from exercise of stock options	31,089	20,617
Excess tax benefit from exercise of stock options	10,011	6,826
Minimum tax withholding requirements	(7,060)	(7,753)
Cash paid for treasury stock	(145,738)	(357,276)
Cash dividends paid to stockholders	(67,972)	(64,715)
Increase in bank overdraft	17,393	29,121
Net cash used in financing activities	(162,865)	(373,717)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	47	(106)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	45,841	(102,743)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	118,936	221,679
CASH AND CASH EQUIVALENTS, END OF PERIOD	$164,777	$118,936

Store Count and Square Footage

The DICK'S Sporting Goods stores that opened during the fourth quarter of 2016 are as follows:

Store	Market	Concept
El Paso, TX	El Paso	DICK'S Sporting Goods
Elk Grove, CA	Sacramento	DICK'S Sporting Goods
Seattle, WA	Seattle	DICK'S Sporting Goods

The following represents a reconciliation of beginning and ending stores and square footage for the periods indicated:

Store Count:

	Fiscal 2016			Fiscal 2015
	DICK'S Sporting Goods(1)	Specialty Store Concepts(1)	Total	DICK'S Sporting Goods(1)	Specialty Store Concepts(1)	Total
Beginning stores	644	97	741	603	91	694
Q1 New stores	3	2	5	9	1	10
Q2 New stores	5	—	5	7	1	8
Q3 New stores	27	9	36	27	9	36
Q4 New stores	3	30	33	1	—	1
Total New Stores	38	41	79	44	11	55
Closed stores	6	17	23	3	5	8
Ending stores	676	121	797	644	97	741

Relocated stores	9	—	9	7	1	8

Square Footage:
(in millions)

	DICK'S Sporting Goods(1)	Specialty Store Concepts(1)	Total(2)
Q1 2015	32.7	2.0	34.7
Q2 2015	33.1	2.0	35.1
Q3 2015	34.4	2.4	36.8
Q4 2015	34.4	2.3	36.7
Q1 2016	34.5	2.4	37.0
Q2 2016	34.6	2.4	37.1
Q3 2016	36.1	2.7	38.8
Q4 2016	36.0	3.2	39.3

(1)
Includes the Company's Golf Galaxy, Field & Stream and other specialty concept stores. In some markets we operate adjacent stores on the same property with a pass-through for customers. We refer to this format as a "combo store" and include combo store openings within both the DICK'S Sporting Goods and specialty store concept reconciliations, as applicable. As of January 28, 2017, the Company operated 12 combo stores.

(2)	Column may not add due to rounding.

DICK'S SPORTING GOODS, INC.
GAAP to NON-GAAP RECONCILIATIONS
(Dollars in thousands, except per share amounts)
(unaudited)

	13 Weeks Ended January 28, 2017

	Cost of goods sold	Selling, general and administrative expenses	Pre-opening expenses	Income before income taxes	Net income (5)	Earnings per diluted share
GAAP Basis	$1,763,669	$575,573	$5,977	$143,020	$90,188	$0.81
% of Net Sales	71.02%	23.18%	0.24%	5.76%	3.63%
Inventory write-down (1)	(46,379)	—	—	46,379	28,755
Non-cash impairment and store closing charge (2)	—	(32,821)	—	32,821	20,349
Non-operating asset impairment(3)	—	(7,707)	—	7,707	4,778
TSA and Golfsmith integration costs (4)	—	(2,054)	(3,957)	6,011	3,727
Non-GAAP Basis	$1,717,290	$532,991	$2,020	$235,938	$147,797	$1.32
% of Net Sales	69.15%	21.46%	0.08%	9.50%	5.95%

	52 Weeks Ended January 28, 2017

	Cost of goods sold	Selling, general and administrative expenses	Pre-opening expenses	Income before income taxes	Net income (5)	Earnings per diluted share
GAAP Basis	$5,556,198	$1,875,643	$40,286	$458,422	$287,396	$2.56
% of Net Sales	70.14%	23.68%	0.51%	5.79%	3.63%
Inventory write-down (1)	(46,379)	—	—	46,379	28,755
Non-cash impairment and store closing charge (2)	—	(32,821)	—	32,821	20,349
Non-operating asset impairment (3)	—	(7,707)	—	7,707	4,778
TSA and Golfsmith integration costs (4)	—	(8,545)	(5,102)	13,647	8,461
Non-GAAP Basis	$5,509,819	$1,826,570	$35,184	$558,976	$349,739	$3.12
% of Net Sales	69.55%	23.06%	0.44%	7.06%	4.41%

(1)	Inventory write-down to net realizable value in connection with the Company’s new merchandising strategy.

(2)	Includes non-cash impairment of store assets and store closing charges primarily related to ten Golf Galaxy stores in overlapping trade areas with former Golfsmith stores.

(3)	Non-cash impairment charge to reduce the carrying value of a corporate aircraft held for sale to its fair market value.

(4)	Costs related to converting former TSA and Golfsmith stores.

(5)	The provision for income taxes for Non-GAAP adjustments was calculated at 38%, which approximates the Company's blended tax rate.

	52 Weeks Ended January 30, 2016

	Selling, general and administrative expenses	Income before income taxes	Net income (2)	Earnings per diluted share
GAAP Basis	$1,613,075	$530,875	$330,391	$2.83
% of Net Sales	22.19%	7.30%	4.54%
Litigation settlement charge (1)	(7,884)	7,884	4,730
Non-GAAP Basis	$1,605,191	$538,759	$335,121	$2.87
% of Net Sales	22.08%	7.41%	4.61%

(1)	The Company recorded a pre-tax litigation settlement charge of $7.9 million.

(2)	The provision for income taxes for Non-GAAP adjustments was calculated at 40%, which approximated the Company's blended tax rate.

Adjusted EBITDA

Adjusted EBITDA should not be considered as an alternative to net income or any other generally accepted accounting principles measure of performance or liquidity. Adjusted EBITDA, as the Company has calculated it, may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA is a key metric used by the Company that provides a measurement of profitability that eliminates the effect of changes resulting from financing decisions, tax regulations, capital investments and certain non-recurring, infrequent or unusual items.

	13 Weeks Ended
	January 28, 2017	January 30, 2016
	(dollars in thousands)
Net income	$90,188	$128,993
Provision for income taxes	52,832	76,223
Interest expense	1,843	1,462
Depreciation and amortization	84,703	56,911
EBITDA	$229,566	$263,589
Add: Inventory write-down	46,379	—
Add: Non-cash impairment and store closing charge	32,821	—
Add: TSA and Golfsmith integration costs	6,011	—
Adjusted EBITDA, as defined	$314,777	$263,589

% increase in adjusted EBITDA	19%

	52 Weeks Ended
	January 28, 2017	January 30, 2016
	(dollars in thousands)
Net income	$287,396	$330,391
Provision for income taxes	171,026	200,484
Interest expense	5,856	4,012
Depreciation and amortization	233,834	193,594
EBITDA	$698,112	$728,481
Add: Inventory write-down	46,379	—
Add: Non-cash impairment and store closing charge	32,821	—
Add: TSA and Golfsmith integration costs	13,647	—
Add: Litigation settlement charge	—	7,884
Adjusted EBITDA, as defined	$790,959	$736,365

% increase in adjusted EBITDA	7%

Reconciliation of Gross Capital Expenditures to Net Capital Expenditures

The following table represents a reconciliation of the Company's gross capital expenditures to its capital expenditures, net of tenant allowances.

	Fiscal Year Ended
	January 28, 2017	January 30, 2016
	(dollars in thousands)
Gross capital expenditures	$(421,920)	$(370,028)
Proceeds from sale-leaseback transactions	—	—
Deferred construction allowances	179,864	165,616
Construction allowance receipts	—	—
Net capital expenditures	$(242,056)	$(204,412)

Reconciliation of Non-GAAP Consolidated Net Income and Earnings Per Diluted Share Guidance

	13 Weeks Ended April 29, 2017				53 Weeks Ended February 3, 2018
	Low-End		High-End		Low-End		High-End
	Amount	EPS	Amount	EPS	Amount	EPS	Amount	EPS
GAAP consolidated net income and earnings per diluted share	$54,000	$0.48	$59,500	$0.53	$405,000	$3.63	$416,000	$3.73
Costs to convert former TSA stores	3,200		3,200		3,200		3,200
Tax effect of the above item	1,216		1,216		1,216		1,216
Non-GAAP consolidated net income and earnings per diluted share	$55,984	$0.50	$61,484	$0.55	$406,984	$3.65	$417,984	$3.75